EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Hershey Foods Corporation:

We consent to the incorporation by reference in the registration statements (File No. 333-25853, File No. 333-33507, File No. 33-45431, File No. 33-45556, File No. 333-52509 and File No. 333-107706) on Forms S-8 and S-3 of Hershey Foods Corporation of our reports dated January 28, 2004, with respect to the consolidated balance sheets of Hershey Foods Corporation and subsidiaries as of December 31, 2003 and 2002, the related consolidated statements of income, cash flows and stockholders' equity for the years then ended, and the related financial statement schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of Hershey Foods Corporation.

Our report refers to our audit of the disclosures added and reclassifications that were applied to revise the 2001 consolidated financial statements, as more fully described in Notes 1 and 6 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures and reclassifications.

  /s/KPMG LLP

New York, New York
March 12, 2004